SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549


                                      FORM 8-K


                                   CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the SECURITIES EXCHANGE ACT OF 1934


                           Date of Report - March 30, 1998
                          (Date of earliest event reported)


                                UNIQUE MOBILITY, INC.
                (Exact name of registrant as specified in charter)

                                     COLORADO
                   (State or other jurisdiction of Incorporation)


             1-10869                               84-0579156
     (Commission File Number)          (I.R.S. Employer Identification No.)

            425 Corporate Circle, Golden, Colorado              80401
           (Address of principal executive offices)           (Zip Code)


      Registrant's telephone number, including area code: (303) 278-2002

                               UNIQUE MOBILITY, INC.
                                     FORM 8-K

                                ITEM OF INFORMATION


Item 5.  Other Events

The Company issued the following press release regarding the signing of a letter of intent to acquire Franklin Manufacturing Company and the completion of a private placement offering under Regulation D:


For Further Information:

Unique Mobility, Inc.                        Banchik & Associates
425 Corporate Circle                         686 Alamo Pintado Rd.,Ste. B
Golden, CO 80401                             Solvang, California 93101
CONTACT:                                     CONTACT:
John S. Gould                                Doris Banchik
Director of Investor Relations               Principal
(303) 278-2002                               (805) 688-2340

For Immediate Release: 98-05




         UNIQUE MOBILITY, INC. ISSUES LETTER OF INTENT
           TO ACQUIRE FRANKLIN MANUFACTURING COMPANY

      Concurrently Completes $5 Million Private Placement


     GOLDEN, Co, March 30, 1998... Unique Mobility, Inc. (AMEX:UQM), a leading worldwide developer and manufacturer of energy efficient electric and hybrid electric power motor systems, today announced that it has issued a letter of intent to acquire Franklin Manufacturing Company, a St. Charles, Missouri, privately-held manufacturer and distributor of electronic components and assemblies for the automotive, medical, telecommunications, and industrial markets. Franklin was profitable on revenues of approximately $10 million for its fiscal year ended September 30, 1997. The transaction is valued at $9 million, including the assumption of up to $3.5 million of Franklin's liabilities and debt. The acquisition price is payable $4.0 million in cash with the remainder in shares of Unique Mobility common stock. The transaction is expected to close during the quarter ended June 30, 1998. The completion of the acquisition is subject to numerous conditions including completion of due diligence and negotiation and execution of a definitive agreement.

     The proposed acquisition of Franklin Manufacturing Company represents another step in the growth of Unique's manufacturing capability. Franklin will be used to manufacture UQM motor controllers and related electronic products. Unique's product engineering expertise will be used to expand Franklin's product line and customer service capability. Franklin is housed in a modern 50,000 sq. ft. facility where it conducts both its manufacturing operations and its electronic component distribution businesses. The primary selling shareholder, Michael Franklin, will hold the dual positions of President of Franklin and Vice-President of Electronics Manufacturing at Unique.

     Separately, Unique announced the completion of a $5 million offering of 626,875 units of its securities, at $8.00 per unit, under Regulation D of the Securities and Exchange Act. Under the terms of the offering, each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $8.00 for a period of 24 months from the date of the offering.

The warrants may be called after 12 months from the date of the offering if the closing price of the stock on the AMEX has been $16.00 or more for a period of 20 days. Net proceeds to the Company from the offering were $4,732,460. The offering was placed with institutional and accredited individual investors in Europe and the United States. The Millennium Financial Group, Inc. and Shemano Group, Inc. were the placement agents for the offering. The placement agents received placement agent fees of $282,540 and warrants to purchase 176,588 shares of the Company's common stock at $8.00 per share for a period of 24 months from the date of the offering.

     In commenting on these events, Ray A. Geddes, Chairman and CEO, said, "The acquisition of Franklin represents a major step forward in our ability to respond to a broad range of commercial market opportunities. We are very pleased to have identified this high quality, low-cost electronics manufacturer through which we can bring our state-of-the-art controllers to market. The synergies between Franklin and Unique also include the opportunity to expand Franklin's customer services through Unique's engineering expertise."
Mr. Geddes concluded, "We also look forward to having its founder, Michael Franklin, join our senior management team. His experience will be a most valuable addition."

     In commenting on the transactions, Donald A. French, Chief Financial Officer, said, "The Franklin acquisition, together with the acquisition of Aerocom Industries completed earlier this quarter, will fuel significant growth in product sales revenues." Mr. French added, "We also are pleased to add the additional quality institutional shareholders who participated in the private placement financing for the Franklin transaction to our shareholder base."

     Unique Mobility, Inc. is an innovative developer and manufacturer of power dense, high efficiency motor systems for propulsion applications. Its technology is value-added to a wide range of markets, including the industrial, agricultural, healthcare, mining, aerospace, oil and gas equipment and emerging light electric vehicle and hybrid electric bus, truck and car markets.

     This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the Risk Factors section of the Registration Statement on Form S-3 (File No. 333-44597) filed by Unique with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including Unique's history of operating losses, its ability to obtain additional financing, competition, changes in government regulations mandating low and zero emission vehicles, Unique's ability to protect its proprietary information, and Unique's limited experience in manufacturing processes and procedures and marketing and distribution.

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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                Unique Mobility, Inc.
                                                   (Registrant)
Dated: April 1, 1998                             By:/s/ Donald A. French
                                                 Donald A. French
                                                 Treasurer and Controller
                                                 (Principal Financial and
                                                 Accounting Officer)